CIMARRON PROSPECTING & EXPLORATION

1537-54th Street Delta, B.C.  V4M 3H6  Canada
Telephone: 604 943 9790   Cellular: 604 787 2811

Gurata Gold, Inc.

August 5, 2007

CONSENT OF GEOLOGICAL TECHNICIAN

I, Stephen G. Daikow of Delta, British Columbia, Canada, do hereby consent to the use, in the registration statement of Gurata Gold, Inc. on Form SB-2 of my geological report dated January 26, 2007, entitled “Review And Recommendations Gate 1 Claim Mineral Tenure 527388”, and concur with the summary of the information in the report disclosed in the registration statement. I also consent to the reference to me under the heading “Interests of Named Experts and Counsel” in such registration statement.

/s/ Stephen G. Daikow

Stephen G. Daikow,
Geological Technician
Member of the Society Of Economic Geologists